Aztar Corporation
Tropicana Atlantic City Expansion
(Opening Anticipated by March 1, 2004)
Project Overview and Financial Goals

Summary

     Aztar Corporation is a publicly traded gaming company that owns and operates three land-based casinos and two riverboat casinos in five distinct gaming markets: Tropicana Casino and Resort in Atlantic City, Tropicana Resort and Casino in Las Vegas, the Ramada Express Hotel and Casino in Laughlin, Nevada, and two Casino Aztar riverboat properties, in Evansville, Indiana, and Caruthersville, Missouri.

     A major expansion of the Atlantic City Tropicana was begun in April 2002. The expansion is anticipated to be completed and opened by March 1, 2004.

     The expansion is creating in a single integrated property the largest hotel, the third largest casino and the only indoor dining/entertainment/retail complex in Atlantic City. The complex will be called The Quarter, and will offer 200,000 square feet of space set in a Las Vegas-style indoor streetscape evoking images of Old Havana. The other key elements of the expansion are 502 additional hotel rooms (a 30% increase) focused on cash-paying convention and business guests during the week and cash-paying free-and-independent travelers as well as database customers on weekends; a high-quality 2,400-space parking garage (a 65% increase); 20,000 square feet of premium meeting and convention space (a 40% increase); and a total slot machine count of more than 4,400 units. The expansion will be seamlessly integrated with the existing facilities to create the largest and most diverse casino resort in Atlantic City.

     The project cost to Aztar is targeted at $225 million excluding tenant improvements ($245 million including tenant allowances), against which Aztar will realize almost $60 million (present value) in public sector funding, tax rebates and other credits, of which approximately $23 million will be received during the construction period.

     The objective of the expansion is to increase the Tropicana’s cash flow by: increasing supply-constrained capacity; differentiating the Tropicana from other Atlantic City properties; and attracting new customers to the Tropicana and to Atlantic City by offering a deeper and broader non-casino entertainment experience.

     The goal for the Tropicana expansion is to generate an incremental $50 million to $60 million of earnings before interest, taxes, depreciation and amortization (EBITDA) by Year 2 after opening, resulting in $0.50 to $0.70 of incremental earnings per share and a very high rate of return on invested capital.

     The purpose of this document is to present extensive information about the expansion project and a detailed financial model for the expanded Tropicana, with a range of potential returns, in order to provide investors with a comprehensive understanding of the project. The date of this publication is February 26, 2003. Our business, financial condition, results of operations and prospects are likely to have changed since that date, and we undertake no obligation to update this publication in the future. See important disclosure information on Page 16.

Tropicana Atlantic City Expansion

This artist’s rendering shows an aerial view of the Atlantic City Tropicana with the expansion project in the foreground and existing portions of the Tropicana in the background.

Aztar Corporation
Tropicana Atlantic City Expansion
(Opening Anticipated by March 1, 2004)
Project Overview and Financial Goals

Project scope, timing and cost overview

     The Tropicana expansion will create in one single property the largest hotel, the third largest casino and the only indoor dining/entertainment/retail complex in Atlantic City. The expanded Tropicana will offer the broadest and deepest entertainment experience in Atlantic City.

     The expansion includes the following elements:

•	502 additional hotel rooms focused primarily on cash-paying convention and business guests during midweek and on cash-paying free-and-independent travelers as well as casino database customers on weekends (a 30% increase to 2,126 rooms).

•	A 2,400-space parking garage designed at a higher quality than existing garages at the Tropicana and elsewhere in Atlantic City (a 65% net increase to more than 5,600 spaces).

•	A heavily themed 200,000 square foot dining, entertainment and retail complex called The Quarter (a unique Las Vegas style non-casino attraction). Over 40 new outlets are planned for The Quarter, which, when added to the over 20 existing outlets, would result in over 60 dining, entertainment and retail choices at the Tropicana.

•	20,000 square feet of meeting rooms, including a penthouse level of hospitality suites and board rooms at the top of the new hotel tower (a 40% increase to 70,000 square feet).

•	Additional slot machines to bring the total to more than 4,400 machines (approximately 400 machines were added in 2001 in anticipation of the expansion and nearly 300 machines will be added in 2003).

     The expansion is anticipated to be completed and opened by March 1, 2004.

     The project cost to Aztar is targeted at $225 million excluding tenant improvements ($245 million including tenant allowances), against which Aztar will realize almost $60 million (present value) in public sector funds, tax rebates and other credits, of which approximately $23 million will be received during the construction period.

Objectives of the expansion project

     The expansion project’s three principal objectives are to:

•	Increase current capacities at the Tropicana that are supply-constrained, especially during peak periods, including:

a)	hotel rooms

b)	parking

c)	meeting space

d)	restaurant seats

•	Differentiate the Tropicana from other existing Atlantic City casinos by creating a unique critical mass of dining, entertainment and retail venues in a highly themed environment called The Quarter, and thereby improving Tropicana’s position in the existing market.

•	Attract new customers to the Atlantic City market with an emphasis on cash-paying customers by offering a better variety of non-gaming attractions and therefore a broader getaway experience than has been offered in the city over the past 25 years.

Marketing goals

     The expansion project’s three principal marketing goals are to:

•	Increase the Tropicana’s share of existing Atlantic City customers by expanding its room base and parking capacity and differentiating the Tropicana with the addition of The Quarter and other property enhancements. The Tropicana aims to increase its share of the existing Atlantic City base market, which has more than $4 billion in annual casino revenues and 30-million-plus customer visits. Each percentage point increase of market share at the Tropicana would provide $40 million of incremental casino revenue, with over 40% flow-through to incremental cash flow. The overnight base of 20,000 existing industry-wide room customers per night is the primary target, with day trip customers also targeted.

Reasons to be optimistic about increasing Tropicana’s share of existing Atlantic City customers are as follows:

a)	The Tropicana currently runs approximately 94% annual room occupancy and frequently is unable to accommodate high-profitability customers such as:

•	B Level slot customers (value $250-$600 per trip)

•	Cash-paying customers ($300-plus rates on Saturday nights)

b)	The 600-room West Tower expansion completed in 1996 was a major factor in increasing EBITDA by more than $40 million in the past five years at the Tropicana.

c)	Both the quantity and quality of parking at the existing Tropicana has been a limiting factor in increasing market share. The new 2,400-space garage with wider spaces, broader aisles, attractively high lighting levels, white ceilings and columns, and enhanced security and safety features will be targeted to existing drive-in customers, of which the Tropicana currently does not receive its fair share.

d)	The Quarter, with its unique critical mass of dining/entertainment/retail offerings modeled after the highly successful Forum Shops (Caesars Palace) and Canal Shoppes (Venetian) in Las Vegas, should attract many in-market guests from other casino hotels because it will be the only such offering in Atlantic City.

•	Increase penetration of Atlantic City’s “Core Market” of Philadelphia/New York/New Jersey to the same extent that other casino jurisdictions have achieved penetration in other markets in the United States. By creating new reasons to come to the Tropicana and offering non-gaming activities for spouses or companions who “don’t like to gamble,” the Tropicana aims to improve its penetration rate in the Core Market by increasing the frequency of visits from existing overnight and day trip customers, as well as to enjoy a higher-than-proportionate share of the new customers attracted to the city from the Core Market.

•	Attract new customers from Atlantic City’s “Outer Markets” that have extremely low penetration rates. Atlantic City casinos have very poor penetration outside the Core Market. Areas such as Baltimore/Washington and north of New York, including Southern New England/Boston, are huge opportunities for Atlantic City. By creating more hotel rooms and more non-casino “things to do” in Atlantic City, the industry should attract new Outer Market customers. Atlantic City could become “The Adult Regional Getaway of Choice” in the large and under-penetrated northeast market. The Tropicana expansion will contribute to this development of Atlantic City’s Outer Markets and should receive a higher-than-proportionate share of the new customers.

Financial model and financial goals

     A detailed financial model was created in order to develop a range of potential returns from the Tropicana expansion. In summary, the financial model uses estimates of customer counts, values per customer, and resulting gaming and non-gaming revenues for each of the key Atlantic City market segments over the years 1998-2000 and calculates Tropicana’s relative share of each segment. Using the trailing twelve months’ results ending August 31, 2001, adjusted to reflect an appropriate run rate, as the Base Year, Tropicana’s incremental customers and revenues were calculated for each market segment by using incremental customers, customer values, market shares, and values per room type, per car parked, per slot machine and per table that were deemed reasonable based on the three years of historical market and Tropicana data. After revenues were generated, detailed expense analyses were performed by department and incremental EBITDA cash flow was calculated.

     In order to create a range of financial returns for evaluation purposes, the model was used to create a “Low Case” based on more conservative assumptions and a “High Case” based on more aggressive assumptions.

     Additionally, because of the size and scope of the Tropicana expansion, full rates of return are not likely to be achieved until the third year after opening. Therefore, the third year was used in the Low Case and High Case analyses, with lower EBITDA estimates made for Years 1 and 2 to reflect the expected ramping up.

     Finally, since all analyses were performed using current dollars, a 2% annual inflation factor was applied to EBITDA to adjust to future dollars.

     A summary of the ranges of resulting EBITDA, internal rate of return (IRR) and earnings per share (EPS) is presented in Exhibit 1. Key assumptions are presented in Exhibits 2 and 3. Low Case and High Case statements of operations for the Tropicana are presented in Exhibits 4 and 5. Internal rates of return for Low Case and High Case are presented in Exhibits 6 and 7.

Conclusion

     The Company believes a reasonable goal for the Tropicana is to generate an incremental $50 million to $60 million of EBITDA by year two after opening, resulting in $0.50 to $0.70 of incremental EPS and a very high rate of return on invested capital.

Exhibit 1

Aztar Corporation
Tropicana Atlantic City Expansion
Summary of Project EBITDA, IRR, and EPS
($millions, except EPS)

Summary P & L Data of
Third Year increment compared to Base

			Third Year Increment
	Base	FY
	Year (1)	2002	Low Case	High Case

Cash Revenue:
Casino	$411.6	$400.0	$75.0	$113.0
Rooms, Food/Beverage, Other	52.5	53.8	21.2	24.2

Total	464.1	453.8	96.2	137.2
Costs and expenses	344.6	333.1	51.8	66.3

EBITDA	119.5	120.7	44.4	70.9
Adjustment to future dollars			4.4	7.1

Adjusted EBITDA			$48.8	$78.0
Earnings per share (2)			$0.50	$0.97
Pretax IRR (including terminal value)			24.4%	36.0%
After-tax IRR (including terminal value)			16.8%	24.9%

	3-Year Ramping
3-Year Ramping of Adjusted EBITDA
and Earnings per Share	Low Case	High Case

Adjusted EBITDA:
Year 1	$32.3	$51.0
Year 2	$43.5	$68.9
Year 3	$48.8	$78.0
Earnings per share: (2)
Year 1	$0.22	$0.51
Year 2	$0.41	$0.80
Year 3	$0.50	$0.97

Notes:	(1) Trailing twelve months ending August 31, 2001, adjusted for an appropriate run rate
(2) Impact from any share repurchases occurring after December 2001 not included

Exhibit 2

Aztar Corporation
Tropicana Atlantic City Expansion
Key Assumptions — Casino Win Parameters by Segment

		Third Year Increment

Casino win contribution by source ($mm)	Base Year	Low Case	High Case

Room guests	$196.4	$36.0	$55.3
Drive in customers without rooms	132.1	25.1	39.6
Bus passengers	46.9	7.5	10.3
Whales (high-end table game play)	4.5	0.0	0.0
All other (walk-in and non-Trop rooms)	31.7	6.4	7.8

Total	$411.6	$75.0	$113.0

Casino win from room guests
Occupied rooms per day	1,521	426	477
Gaming value per occupied room	$355	$232	$318
Casino win from drive-in customers
Cars parked per day from non-room guests	2,420	484	726
Gaming value per car from non-room guests	$150	$143	$150
Casino win from bus passengers
Bus passengers per day	2,157	383	491
Gaming value per bus passenger	$60	$54	$58
Total market share of bus passengers	8.7%	10.1%	10.5%

% Increase from base year by source
Room guests (1)		18%	28%
Drive-in customers without rooms (2)		19%	30%
Bus passengers		16%	22%
Whales (high-end table game play)		0%	0%
All other (walk-in and non-Trop rooms)		20%	25%

Total		18%	27%

Notes:	(1) Rooms are expanding from 1,624 to 2,126 (up 30%)
(2) Parking spaces are expanding from 3,400 to 5,600 spaces net (up 65%)

Exhibit 3

Aztar Corporation
Tropicana Atlantic City Expansion
Key Assumptions — Casino and Hotel Parameters

		Full Third Year After Expansion

	Base Year	Low Case	High Case

Slots
Total Tropicana slot win ($mm)	$285.9	$340.6	$368.4
Tropicana slot units	4,120	4,400	4,400
Tropicana win / slot / day	$191	$213	$230
Market win / slot / day	$229	$232	$234
Tropicana market share of slot units	11.0%	11.6%	11.6%
Tropicana market share of slot win	9.1%	10.7%	11.4%
Tropicana win % of market fair share	83%	92%	98%
Table Games
Total Tropicana table win ($mm) (1)	$115.4	$133.4	$142.4
Tropicana table game units (1)	130	130	130
Tropicana win / table game / day	$2,439	$2,819	$3,009
Market win / table game / day	$2,727	$2,772	$2,794
Tropicana market share of table units	11.6%	11.6%	11.6%
Tropicana market share of table win	10.3%	11.8%	12.5%
Tropicana win % of market fair share	89%	101%	107%
Rooms
Available rooms	1,624	2,126	2,126
Average occupied rooms per day	1,521	1,947	1,998
Occupancy %	94%	92%	94%
Gross room revenue ($mm)	$46.4	$63.2	$66.0
Average daily rate	$84	$89	$91
Cash rooms occupied per day (2)	653	927	902
Cash rooms as % of total rooms occupied	43%	48%	45%
Cash room revenue ($mm)	$22.3	$34.8	$35.5
Average daily rate for cash rooms	$94	$103	$108

Note:	(1) Table game win and units, excluding poker
(2) Convention and meeting space is expanding from 50,000 sq. ft. to 70,000 sq. ft. (up 40%)

Exhibit 4

Aztar Corporation
Tropicana Atlantic City Expansion
Statement of Operations (Low Case)
($ millions)

		Post Expansion			Change from Base Year			% change from Base Year
	Base
	Year	Year 1	Year 2	Year 3	Year 1	Year 2	Year 3	Year 1	Year 2	Year 3

Revenues
Slots	$285.9	$325.0	$333.8	$340.6	$39.1	$47.9	$54.7	14%	17%	19%
Table games	115.4	132.6	136.5	133.4	17.2	21.1	18.0	15%	18%	16%
Other games	10.3	11.6	11.8	12.6	1.3	1.5	2.3	13%	15%	22%

Casino	411.6	469.2	482.1	486.6	57.6	70.5	75.0	14%	17%	18%
Rooms	46.4	58.9	62.2	63.2	12.5	15.8	16.8	27%	34%	36%
Food and beverage	50.1	52.5	53.0	53.1	2.4	2.9	3.0	5%	6%	6%
Other	15.3	24.2	25.1	25.8	8.9	9.8	10.5	58%	64%	69%
Gross revenue	523.4	604.8	622.4	628.7	81.4	99.0	105.3	16%	19%	20%
Less: Promo allowances	(59.3)	(66.8)	(68.2)	(68.4)	(7.5)	(8.9)	(9.1)	13%	15%	15%

Total revenue	$464.1	$538.0	554.2	$560.3	$73.9	$90.1	$96.2	16%	19%	21%

Costs and expenses
Payroll related	151.2	166.7	169.6	170.3	15.5	18.4	19.1	10%	12%	13%
Promotional expenses	44.3	49.5	50.6	51.2	5.2	6.3	6.9	12%	14%	16%
All other operating	149.1	171.8	174.2	174.9	22.7	25.1	25.8	15%	17%	17%

Total costs and expenses	344.6	388.0	394.4	396.4	43.4	49.8	51.8	13%	14%	15%

EBITDA	$119.5	$150.0	159.8	$163.9	$30.5	$40.3	$44.4	26%	34%	37%
EBITDA margin	25.7%	27.9%	28.8%	29.3%	2.2%	3.1%	3.6%
Adjustment to future dollars	$0.0	$1.8	3.2	$4.4	$1.8	$3.2	$4.4

Adjusted EBITDA	$119.5	$151.8	163.0	$168.3	$32.3	$43.5	$48.8	27%	36%	41%
Depreciation and amortization	28.5	36.8	36.9	37.1	8.3	8.4	8.5	29%	29%	30%

Operating income	91.0	$115.0	126.1	$131.2	$24.0	$35.1	$40.3	26%	39%	44%

Incremental interest expense					(9.5)	(8.4)	(7.0)

Incremental pretax income					14.5	26.7	33.3
Provision for income taxes @ 41%					(5.9)	(10.9)	(13.7)

Incremental net income					$8.6	$15.8	$19.6

Incremental EPS (39mm shares)(1)					$0.22	$0.41	$0.50

Note: (1) Impact from any share repurchases occurring after December 2001 not included

Exhibit 5

Aztar Corporation
Tropicana Atlantic City Expansion
Statement of Operations (High Case)
($ millions)

		Post Expansion			Change from Base Year			% change from Base Year
	Base
	Year	Year 1	Year 2	Year 3	Year 1	Year 2	Year 3	Year 1	Year 2	Year 3

Revenues
Slots	$285.9	$342.3	$357.7	$368.4	$56.4	$71.8	$82.5	20%	25%	29%
Table games	115.4	140.2	147.0	142.4	24.8	31.6	27.0	21%	27%	23%
Other games	10.3	12.0	12.5	13.8	1.7	2.2	3.5	17%	21%	34%

Casino	411.6	494.5	517.2	524.6	82.9	105.6	113.0	20%	26%	27%
Rooms	46.4	60.2	63.8	66.0	13.8	17.4	19.6	30%	38%	42%
Food and beverage	50.1	54.8	55.9	56.3	4.7	5.8	6.2	9%	12%	12%
Other	15.3	25.4	26.5	27.2	10.1	11.2	11.9	66%	73%	78%
Gross revenue	523.4	634.9	663.4	674.1	111.5	140.0	150.7	21%	27%	29%
Less: Promo allowances	(59.3)	(69.3)	(72.2)	(72.8)	(10.0)	(12.9)	(13.5)	17%	22%	23%

Total revenue	$464.1	$565.6	$591.2	$601.3	$101.5	$127.1	$137.2	22%	27%	30%

Costs and expenses
Payroll related	151.2	170.6	174.9	176.0	19.4	23.7	24.8	13%	16%	16%
Promotional expenses	44.3	51.4	53.1	53.8	7.1	8.8	9.5	16%	20%	21%
All other operating	149.1	175.9	179.9	181.1	26.8	30.8	32.0	18%	21%	21%

Total costs and expenses	344.6	397.9	407.9	410.9	53.3	63.3	66.3	15%	18%	19%

EBITDA	$119.5	$167.7	$183.3	$190.4	$48.2	$63.8	$70.9	40%	53%	59%
EBITDA margin	25.7%	29.6%	31.0%	31.7%	3.9%	5.3%	6.0%
Adjustment to future dollars	$0.0	$2.8	$5.1	$7.1	$2.8	$5.1	$7.1

Adjusted EBITDA	$119.5	$170.5	$188.4	$197.5	$51.0	$68.9	$78.0	43%	58%	65%
Depreciation and amortization	28.5	36.8	36.9	37.1	8.3	8.4	8.5	29%	29%	30%

Operating income	$91.0	$133.7	$151.5	$160.4	$42.7	$60.5	$69.5	47%	66%	76%

Incremental interest expense					(9.3)	(7.5)	(5.4)

Incremental pretax income					33.4	53.0	64.1
Provision for income taxes @ 41%					(13.7)	(21.7)	(26.3)

Incremental net income					$19.7	$31.3	$37.8

Incremental EPS (39mm shares) (1)					$0.51	$0.80	$0.97

Note: (1) Impact from any share repurchases occurring after December 2001 not included

Exhibit 6

Aztar Corporation
Tropicana Atlantic City Expansion
Internal Rate of Return (Low Case)
($ millions)

	Development
	Period	Year 1	Year 2	Year 3	Year 4	Year 5	Year 6	Year 7	Year 8	Year 9	Year 10

Project cost including tenant allowances	$(245.0)
EBITDA		32.3	43.5	48.8	50.3	50.3	53.4	55.0	56.7	58.4	60.2
Depreciation and amort		8.3	8.4	8.5	8.5	8.5	6.7	6.9	7.1	7.3	7.5

Income before taxes		24.0	35.1	40.3	41.8	41.8	46.7	48.1	49.6	51.1	52.7
Taxes @ 41%		(9.8)	(14.4)	(16.5)	(17.1)	(17.1)	(19.1)	(19.7)	(20.3)	(21.0)	(21.6)

Net income		14.2	20.7	23.8	24.7	24.7	27.6	28.4	29.3	30.1	31.1
Plus: Deprec and amort		8.3	8.4	8.5	8.5	8.5	6.7	6.9	7.1	7.3	7.5
Less: Maintenance capex		(0.4)	(0.6)	(0.8)	(1.0)	(1.0)	(1.4)	(1.6)	(1.8)	(2.0)	(2.2)

Cashflow from operations		22.1	28.5	31.5	32.2	32.2	32.9	33.7	34.6	35.4	36.4
Plus: Credits toward project cost	23.0	4.9	5.0	5.1	4.5	4.5	3.7	3.7	3.7	3.7	3.7

Net cash flow	$(222.0)	$27.0	$33.5	$36.6	$36.7	$36.7	$36.6	$37.4	$38.3	$39.1	$40.1

Excluding Terminal Value
Pretax IRR	18.8%
After-tax IRR	9.5%

Asset Sales Proceeds
Sales price @ 7 times Year 10 EBITDA and tax credits											$447.3
Book basis of assets											152.4
Gain on sale of assets											294.9
Taxes on gain											(120.9)
Net sales proceeds after taxes											326.4

Including Terminal Value:
Pretax IRR	24.4%
After-tax IRR	16.8%

Exhibit 7

Aztar Corporation
Tropicana Atlantic City Expansion
Internal Rate of Return (High Case)
($ millions)

	Development
	Period	Year 1	Year 2	Year 3	Year 4	Year 5	Year 6	Year 7	Year 8	Year 9	Year 10

Project cost including tenant allowances	$(245.0)
EBITDA		51.0	68.9	78.0	80.3	82.7	85.2	87.8	90.4	93.1	95.9
Depreciation and amort		8.3	8.4	8.5	8.5	8.7	6.7	6.9	7.1	7.3	7.5

Income before taxes		42.7	60.5	69.5	71.8	74.0	78.5	80.9	83.3	85.8	88.4
Taxes @ 41%		(17.5)	(24.8)	(28.5)	(29.4)	(30.3)	(32.2)	(33.2)	(34.2)	(35.2)	(36.2)

Net income		25.2	35.7	41.0	42.4	43.7	46.3	47.7	49.1	50.6	52.2
Plus: Deprec and amort		8.3	8.4	8.5	8.5	8.7	6.7	6.9	7.1	7.3	7.5
Less: Maintenance capex		(0.4)	(0.6)	(0.8)	(1.0)	(1.2)	(1.4)	(1.6)	(1.8)	(2.0)	(2.2)

Cash flow from operations		33.1	43.5	48.7	49.9	51.2	51.6	53.0	54.4	55.9	57.5
Plus: Credits toward project cost	23.0	4.9	5.0	5.1	4.5	3.7	3.7	3.7	3.7	3.7	3.7

Net cash flow	$(222.0)	$38.0	$48.5	$53.8	$54.4	$54.9	$55.3	$56.7	$58.1	$59.6	$61.2

Excluding Terminal Value
Pretax IRR	32.0%
After-tax IRR	19.0%

Asset Sales Proceeds
Sales price @ 7 times Year 10 EBITDA and tax credits											$697.2
Book basis of assets											152.4
Gain on sale of assets											544.8
Taxes on gain											(223.4)
Net sales proceeds after taxes											473.8

Including Terminal Value
Pretax IRR	36.0%
After- tax IRR	24.9%

The Quarter will offer 200,000 square feet of space set in a Las Vegas-style indoor streetscape evoking images of Old Havana.

Important Disclosure Information

     The disclosures herein include statements that are ‘forward looking’ within the meaning of federal securities law. These forward-looking statements generally can be identified by phrases such as “aims,” “should,” and “potential” or statements that the company “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates,” or other words or phrases of similar import. Similarly, statements herein that describe the company’s business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. Such forward-looking information involves important risks and uncertainties that could significantly affect results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the company.

Risk Factors

Failure to complete the expansion project on budget and on time could adversely affect our financial condition.

     Construction projects such as the expansion project are subject to significant development and construction risks, any of which could cause unanticipated cost increases and delays.These include, among others, the following :

•	shortages of material and skilled labor;

•	labor disputes and work stoppages;

•	weather interference or delays;

•	engineering problems;

•	environmental problems;

•	regulatory problems;

•	fire, flood or other natural disasters;

•	geological, construction, excavation and equipment problems.

     While we believe that the overall budget for development costs for the expansion project provide sufficient allowances for us to complete the project within the construction budget, actual development costs may be higher than expected. In addition, our anticipated construction costs and completion dates are estimates, and the actual cost, scope and completion date of the project may differ from current estimates.

     We cannot assure you that construction costs of the expansion project will be completed within budget or that new operations will open on schedule. Failure to complete the project on time and within budget may cause us to devote additional resources to the project, which could divert our time and attention away from our other casinos and cause our business to suffer.

Intense competition exists in the gaming industry and we expect competition to continue to intensify.

     Tropicana Atlantic City faces intense competition. Tropicana Atlantic City competes with 10 other casinos in Atlantic City. It also competes with two large Native American casinos in Connecticut. No new casinos have opened in Atlantic City since April 1990, but many of the existing casinos have increased their gaming capacities and a few casino hotels have had major expansions. Other companies have announced a desire to open new casino hotels or expand existing properties in Atlantic City in the future. Boyd Gaming Corporation and MGM Mirage have entered into a joint venture to construct a major casino resort called The Borgata to be located in Atlantic City’s Marina District. The Borgata is expected to be completed in the summer of 2003 and will include 135,000 square feet of gaming space and 2,002 guest rooms. The Atlantic City market also faces additional future competition from the growing Native American casinos in Connecticut and the possibility of competition from the potential legalization of casino gaming in Delaware, Maryland, New York and Pennsylvania. In addition, slot machines have been added to race tracks in Delaware and West Virginia.

     Competition involves not only the quality of casino, room, restaurant, entertainment and convention facilities, but also room, food and beverage prices. The level of gaming activity also varies significantly from time to time depending on factors including:

•	general economic conditions;

•	offering of special events and promotions;

•	hotel occupancies;

•	the extent and quality of complimentary services to attract high-stakes players;

•	in Atlantic City, casino customers arriving under bus programs;

•	personal attention offered to guests and casino customers;

•	advertising;

•	entertainment;

•	slot machine pay-out rates; and

•	credit policies with respect to high-stakes players.

     As a result, our operating results can be adversely affected by significant cash outlays for advertising and promotion and complimentary services to patrons, the amount and timing of which are partially dictated by the policies of competitors. If our operating revenues are insufficient to allow management the flexibility to match the promotions of competitors, the number of our casino patrons may decline, which may have an adverse effect on our financial performance.

The proposed New Jersey tax increases on casino revenues, hotel rooms and complimentary hotel rooms and meals may have a material adverse effect on our financial condition.

     We pay substantial taxes and fees in connection with our operations as a gaming company and such taxes and fees are subject to increase at any time. The Governor of New Jersey has proposed several tax increases and new taxes, including:

•	an increase from 8% to 10% in tax on gross casino revenues;

•	a new 7% tax on hotel occupancy; and

•	a new 6% sales tax on complimentary hotel rooms and meals.

     Any tax increase must ultimately be approved by the New Jersey legislature. If passed as proposed, the new taxes could have a material adverse effect on the results of operations of Tropicana Atlantic City. It is possible that other legislation relating to tax increases could be enacted that would affect the gaming industry. Any future changes to applicable tax laws, if adopted, could have a material adverse effect on our business, financial condition and results of operations.

The success of The Quarter dining, entertainment and retail complex may impact the operating results of Tropicana Atlantic City and of the expansion project.

     A principal part of the expansion project will be The Quarter, an indoor dining, entertainment and retail complex. The Quarter is intended to attract a substantial flow of traffic to Tropicana Atlantic City and the casino in particular. We will not, however, own or manage any of the dining, entertainment or retail tenants. We cannot assure you that we will be able to attract an appealing mix of dining, entertainment or retail tenants on favorable lease terms. In addition, the success of The Quarter is subject to the changes in operations of our retail tenants. A portion of our rental revenues from The Quarter are derived from percentage rents that directly depend on the sales of certain tenants. The operations of the tenants at The Quarter will be subject to external factors such as inflation, consumer confidence, unemployment rates and consumer tastes and preferences. We cannot assure you that the tenants at The Quarter will attract traffic to Tropicana Atlantic City. The failure of a major tenant or a number of tenants at The Quarter may have a material adverse effect on the results of operations of Tropicana Atlantic City.

Terrorism and the uncertainty of war, as well as other factors affecting discretionary consumer spending, may harm our operating results.

     The strength and profitability of operations at the Tropicana Atlantic City will depend on consumer demand for hotel casino resorts and for the type of amenities the Tropicana Atlantic City offers. Change in consumer preferences or discretionary consumer spending could harm our business. The terrorist attacks of September 11, 2001 and ongoing terrorist and war activities in the United States and elsewhere have had a negative impact on travel and leisure expenditures, including lodging, gaming and tourism. We cannot predict the extent to which the events of September 11, 2001 may continue to affect us, directly or indirectly, in the future. An extended period of reduced discretionary spending and/or disruptions or declines in airline travel and business conventions could significantly harm operations at the Tropicana Atlantic City.

     In addition to fears of war and future acts of terrorism, other factors affecting discretionary spending, including general economic conditions, disposable consumer income, fears of recession and consumer confidence in the economy, may negatively impact results of operations at Tropicana Atlantic City.

Operating results of Tropicana Atlantic City and of the expansion project may be affected by seasonal fluctuations.

     We experience significant fluctuations in our operating results due to seasonality. Tropicana Atlantic City experiences seasonal fluctuation in casino play that is higher during the months of May through October. As a result, our revenues during the first and fourth quarters have generally been lower than for the second and third quarters and from time to time we have experienced losses in the first and fourth quarters. Because Atlantic City Tropicana’s operating results especially depend upon operations in the summer months, any event that adversely affects the operating results of the Atlantic City Tropicana during that period could have a material adverse effect on our operations and financial condition. Given Atlantic City’s location, it is also subject to occasional adverse weather conditions including storms and hurricanes that would impede access to Atlantic City and adversely impact our operations. In addition, we currently anticipate that the expansion project will be completed and opened by March 1, 2004. If we are unable to complete the expansion project before the peak season at Tropicana Atlantic City, our results of operations may be adversely affected.

     For more information, review the company’s filings with the Securities and Exchange Commission, including the company’s annual report on Form 10-K for January 3, 2002 and certain registration statements of the company.

     Date of this publication is February 26, 2003. Our business, financial condition, results of operations and prospects are likely to have changed since that date, and we undertake no obligation to update this publication in the future.

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Aztar Corporation
Tropicana Atlantic City Expansion
(Opening Anticipated by March 1, 2004)
Project Overview and Financial Goals

This artist’s rendering shows an aerial view of the Atlantic City Tropicana with the expansion project in the foreground and existing portions of the Tropicana in the background.

Important disclosure information about the contents of this document begins on Page 16. Readers are strongly urged to review this information in full.